FIRST AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT, dated as of the 6th day of December, 2012, to the Distribution Agreement dated as of June 21, 2007 (the “Agreement”) is entered into by and between Advisors Series Trust, a Delaware statutory trust (the “Trust”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor.”)

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

WHEREAS, the parties to the Agreement desire to amend the series of the Trust to add an additional fund; and

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Exhibit A of the Agreement, the list of funds, shall be amended and replaced in its entirety by the Amended Exhibit A (“Amended Exhibit A”) attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ADVISORS SERIES TRUST		QUASAR DISTRIBUTORS, LLC

By:	/s/Douglas G. Hess	By:	/s/James Schoenike

Name:	Douglas G. Hess	Printed Name:	James Schoenike

Title:	President	Title:	President

Huber -2012

Amended Exhibit A
 to the Distribution Agreement – Advisors Series Trust

Fund Names

Name of Series
Huber Capital Equity Income Fund
Huber Capital Small Cap Value Fund
Huber Capital Diversified Large Cap Value Fund

Huber -2012